SUB-ADVISORY AGREEMENT

         This Agreement is made between, INVESTORS MARK ADVISORS LLC a Delaware limited liability company, having its principal place of business in Kansas City, Missouri (hereinafter referred to as the "Advisor"), KORNITZER CAPITAL MANAGEMENT Inc., a corporation, having its principal place of business in Shawnee Mission, Kansas (hereinafter referred to as the "Sub-Advisor") and INVESTORS MARK SERIES FUND, INC., a Maryland corporation (hereinafter referred to as the "Fund").

         WHEREAS, the Fund, an open-end diversified management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the "Act"), that is registered as such with the Securities and Exchange Commission, has appointed Advisor as investment advisor for and to the Balanced Portfolio, a sub-Fund of the Fund (referred to individually as a "Sub-Fund", pursuant to the terms of an investment advisory effective July 15, 1997 between the Fund and Advisor ("Investment Advisory Agreement");

     WHEREAS, Sub-Advisor is engaged in the business of rendering investment management services; and

         WHEREAS, Advisor desires to retain Sub-Advisor to provide certain investment management services for the Sub-Fund as more fully described below;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Retention of Sub-Advisor. Advisor hereby retains Sub-Advisor to assist Advisor in its capacity as investment advisor for the Sub-Fund. Subject to the oversight and review of Advisor and the Board of Directors of the Fund, Sub-Advisor shall manage the investment and reinvestment of the assets of the Sub-Fund. Sub-Advisor will determine in its discretion, subject to the oversight and review of Advisor, the investments to be purchased or sold, will provide Advisor with records concerning its activities which Advisor or the Fund is required to maintain and will render regular reports to Advisor and to officers and Directors of the Fund concerning its discharge of the foregoing responsibilities.

         Sub-Advisor, in its supervision of the investments of the Sub-Fund, will be guided by the Sub-Fund's investment objectives and policies and the provisions and restrictions contained in the Articles of Incorporation and Bylaws of the Fund and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission, all as communicated by Advisor to Sub-Advisor. Advisor hereby undertakes to provide Sub-Advisor with copies of such Articles of Incorporation and Bylaws and Registration Statement and exhibits as well as any amendments as the same become available from time to time.

         Sub-Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or any Sub-Fund in any way or otherwise be deemed an agent of the Fund or any Sub-Fund.

         The services furnished by Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall: (a) prevent Sub-Advisor or any affiliated person (as defined in the Act) of Sub-Advisor from acting as investment advisor or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of the Sub-Fund, or (b) limit or restrict Sub-Advisor or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Sub-Fund are eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that Sub-Advisor agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Sub-Fund under this Agreement and provided that all such activities are in conformity with all applicable provisions of the Fund's Registration Statement.

2. Fee. Advisor shall pay to Sub-Advisor, for all services rendered to the Sub-Fund by Sub-Advisor hereunder, the sub-advisory fees set forth in Exhibit A attached hereto. During the term of this Agreement, Sub-Advisor will bear all expenses incurred by it in the performance of its duties hereunder, other than the cost of securities, commodities and other investments (including brokerage, commissions and other charges, if any) purchased for the Sub-Fund.

3. Term. The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuation is specifically approved at least annually in the manner required by the Act. This Agreement shall be submitted to the shareholders of the Fund and each Sub-Fund for approval and shall automatically terminate if not approved by a majority of the shares of the Sub-Fund.

4. Termination. This Agreement may be terminated at any time without the payment of any penalty: (a) by the Advisor on sixty (60) days written notice to the Sub-Advisor; (b) by the Fund either by a vote of a majority of the Board of Directors of the Fund or by a vote of the majority of the outstanding shares of beneficial interest of the Sub-Fund; or (c) by the Sub-Advisor on sixty (60) days written notice to the Advisor.

         This Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement.

         This Agreement shall automatically terminate in the event of its assignment. The Sub-Advisor may employ or contract with any other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out its obligations and duties under this Agreement.

5. Sub-Advisor's Representations. Sub-Advisor represents and warrants that each the Sub-Fund will at all times be invested in such a manner as to ensure compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations, Section 1.817.5, relating to the diversification requirements for variable annuity endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulation. Sub-Advisor will be relieved of this obligation and shall be held harmless when direction from the Advisor or Directors causes non-compliance with Section 817(h) and/or Regulation Section 1.817-5. Sub-Advisor agrees to provide quarterly reports to Advisor, executed by a duly authorized officer of Sub-Advisor, within seven (7) business days of the close of each calendar quarter certifying as to compliance with said Section or Regulations. In addition to the quarterly reports, Advisor may request and Sub-Advisor agrees to provide Section 817 diversification compliance reports at more frequent intervals, as reasonably requested by Advisor.

6. Standard of Care and Indemnification. In the performance of its duties, the Sub Advisor will comply with the stated investment objectives, policies and restrictions of the Sub-Fund as set forth in the Prospectus and Statement of Additional Information and will in all material respects act in accordance with any applicable regulations of any governmental authority pertaining to its activities hereunder. The Sub-Advisor shall exercise its best judgment and shall act in good faith in rendering its services pursuant to this Agreement. The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Sub-Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Advisor, the Fund or to the shareholders of the Sub-Fund to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor's reckless disregard of its obligations and duties under this Agreement.

         The Advisor shall indemnify and hold harmless the Sub-Advisor, its officers and directors and each person, if any, who controls the Sub-Advisor within the meaning of Section 15 of the Securities Act of 1933 ("1933 Act") (any and all such persons shall be referred to as an "Indemnified Party"), against loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Agreement relates.

         The Sub-Advisor shall indemnify and hold harmless the Advisor and each of its directors and officer and each person if any who controls the Advisor within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties under the Sub-Advisory Agreement. In case any action shall be brought against the Advisor or any person so indemnified, in respect of which indemnity may be sought against Sub-Advisor, the Sub-Advisor shall have the rights and duties given to the Advisor, and the Advisor and each person so indemnified shall have the rights and duties given to the Sub-Advisor by the provisions of subsections (a) and (b) of this section.

         However, in no case (a) are these indemnifications deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement or (b) is the Advisor or Sub-Advisor to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Advisor or Sub-Advisor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Advisor or Sub-Advisor or their controlling persons.

7. Portfolio Transactions Brokerage. Investment decisions for the Sub-Fund shall be made by Sub-Advisor independently from those for any other investment companies and accounts advised or managed by Sub-Advisor. The Sub-Fund and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of a Sub-Fund and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which Sub-Advisor believes to be equitable to the Sub-Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Sub-Fund or the size of the position obtained or sold by the Sub-Fund. To the extent permitted by law, Sub-Advisor may aggregate the securities to be sold or purchased for the Sub-Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

         Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the accounts of the Sub-Fund with broker-dealers selected by the Sub-Advisor. In executing portfolio transactions and selecting broker-dealers, the Sub-Advisor will use its best efforts to seek best execution on behalf of the Sub-Fund. In assessing the best execution available for any transaction, the Sub-Advisor shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Sub-Fund and/or other accounts over which the Sub-Advisor or an affiliate of the Sub-Advisor (to the extent permitted by law) exercises investment discretion. The Sub-Advisor is authorized to cause the Sub-Fund to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Sub-Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

8. Amendment. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved in the manner required by the Act.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri.

10. Registration as an Investment Advisor. Advisor and Sub-Advisor each hereby acknowledges that it is registered as an investment advisor under the Investment Advisors Act of 1940, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.

         Witness the due execution hereof this _____ day of ________________, 1997.

Attest:                           INVESTORS MARK ADVISORS LLC

__________________________        By:______________________________________

Attest:                           KORNITZER CAPITAL MANAGEMENT Inc.

__________________________        By:______________________________________

Attest                            INVESTORS MARK SERIES FUND, INC.

__________________________        By:______________________________________


                                    EXHIBIT A

                                      FEES

Advisor will pay Sub-Advisor, as compensation for the Sub-Advisor's investment management services provided for each Sub-Fund, the annual fee (denominated in "basis points" which are one-hundredths of one percent) specified below. This fee will be: computed daily as specified below; determined in accordance with the Fund's "price make-up" sheet; payable monthly or at such other interval as may be agreed to by the parties.

The daily fee will be calculated as follows:

                                 .01*(X/100)
                                (----------)  * ADB
                                     Y

Where:

1. X is 40 for first $40,000,000 of Balanced Sub-Fund average daily total net assets;

2. X is 35 for Balanced Sub-Fund average daily total net assets greater than $40,000,000;

3.   Y is 365, except in leap years when it is 366; and,

4.   ADB is the average daily total net assets of the Sub-Fund.

This compensation will not be due or payable until the earlier of:

1. the expiration of 180 days from the date that the first insurance product is sold that results in funds being deposited in the Fund; or,

2.   the Sub-Fund achieves a daily balance of at least $20,000,000.00.